Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Jeffrey N. Boyer Executive Vice President - Chief Financial Officer (972) 409-1581

Thomas A. Melito Assistant Treasurer (972) 409-1527

Michaels Stores, Inc. Reports First Quarter Results

— Diluted EPS Increases 57.1% to $0.33 —

— Net Income Increases 58.6% —

IRVING, Texas — May 25, 2005 — Michaels Stores, Inc. (NYSE: MIK) today reported unaudited financial results for its first quarter ended April 30, 2005. Net income for the quarter increased $17.2 million to $46.5 million, up 58.6% versus $29.3 million for the same quarter last year. Diluted earnings per share increased 57.1% for the quarter to $0.33 versus $0.21 in the first quarter of 2004.

      Michael Rouleau, Chief Executive Officer, said, “We are very pleased with our record sales and earnings performance for the first quarter. Our strong same-store sales were largely driven by leveraging our new Perpetual Inventory and Automated Replenishment merchandising systems. These systems enable us to maintain higher store-level merchandise in-stocks and to maximize our promotional programs, our feature item merchandising, and our high growth trend businesses. These systems also enable us to redeploy our investment in inventory to categories with the strongest growth potential and reduce our investment in slow moving products, thereby improving the overall quality of our inventory and enhancing our gross margin performance over the long term. In addition, our continued focus on operational efficiencies and cost controls during the quarter allowed us to further leverage our strong sales growth and expand our operating margin to a record first quarter level.”

Operating Performance

      Total sales for the quarter increased 13.1% to $821.0 million from $725.9 million for the same period last year. Same-store sales for the quarter increased 7.8% on a 2.2% increase in average ticket, a 4.9% increase in transactions, and a 0.7% increase in custom frame deliveries. A favorable currency translation, due to the stronger Canadian dollar, contributed approximately 0.4% to the average ticket increase for the quarter. The best performing geographic regions were the Pacific, Southeast, and Northern zones, and our best departmental performances came in our Paper Crafting, General Crafts, Wedding & Ribbon, and Kids Crafts categories with strong Yarn department sales contributing solidly to overall same-store sales for the quarter.

      For the quarter, the Company’s operating income increased 48.9% to $77.5 million and to 9.4% of sales from $52.0 million and 7.2% of sales for the same period last year. Gross margin expanded approximately 130 basis points from 35.8% of sales in the first quarter of last year to 37.1% in the first quarter of fiscal 2005, due to improved merchandising margins, partially offset by higher occupancy costs. These merchandise margin improvements were partly driven by the shift in timing of the majority of merchandise plan-o-gram resets and related markdowns into the second quarter of fiscal 2005 versus the first quarter of 2004 as well as a favorable comparison against last year’s accelerated clearance program.

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

      Selling, general, and administrative expenses increased 9.1% and supported a 13.1% increase in sales, with expenses as a percent of sales declining to 27.4% from 28.3% in the first quarter of last year. Strong cost management efforts in payroll and related personnel costs generated the majority of the expense leverage.

Balance Sheet

      The Company’s cash balance at the end of the quarter was $558.5 million, an increase of $177.1 million over last year’s first quarter ending balance of $381.4 million. Average inventory per Michaels store at the end of the first quarter, inclusive of distribution centers, increased 0.9% year over year to $1.035 million. During the first quarter, the Perpetual Inventory and Automated Replenishment merchandising systems enabled investments in inventory to be redeployed from slow growth to higher growth categories. Incremental inventory investments, primarily in the Yarn category, were largely offset by inventory reductions in other categories. During the quarter, the Company opened 14, relocated eight and closed one Michaels store, opened one Aaron Brothers store, opened one Star Wholesale store, and opened one Recollections store.

      The Company also announced that it has repurchased an additional 1,474,200 shares of the Company’s common stock since the end of fiscal 2004 under its stock repurchase plans at an average price of $35.52 per share. As of May 25, 2005, under the repurchase plans, the Company is authorized to repurchase approximately 3.4 million additional shares plus such shares as may be repurchased with proceeds from the future exercise of options under the Company’s 2001 General Stock Option Plan. In addition, the Company has previously announced that it has called for the redemption of its $200 million, 9 1/4% Senior Notes in July 2005, which would result in a pre-tax charge to earnings of $12.1 million to be recognized in the second quarter, representing a combination of a call premium and the unamortized debt costs associated with the notes.

Outlook

      The Company currently forecasts same-store sales for the second quarter of fiscal 2005 to increase 5% to 7% with operating margin expanding approximately 100 basis points, driving an increase of approximately 25% to 30% in operating income versus the second quarter of fiscal 2004. Gross margin as a percent of sales in the second quarter is expected to contract approximately 40 basis points versus the prior year due to the timing of merchandise plan-o-gram resets and the related markdowns. For the first half of fiscal 2005, gross margin as a percent of sales is currently forecast to expand approximately 50 basis points due to improved merchandising margins, partially offset by higher occupancy costs as a percent of sales. Selling, general, and administrative expenses as a percent of sales for the second quarter are expected to decline approximately 140 basis points, primarily due to a favorable comparison to the prior year second quarter when incremental expenses were recognized to reflect the deteriorating financial condition of a previous insurance carrier.

      Diluted earnings per share for the second quarter of 2005 are currently expected to range from $0.20 to $0.22, including the redemption costs of approximately $12.1 million described above.

      For the second half of fiscal 2005, same-store sales are expected to increase 3% to 5% over the second half of fiscal 2004. Operating margin is expected to expand by approximately 150 basis points in the second half of fiscal 2005 versus the second half of fiscal 2004, largely driven by gross margin expansion. Gross margins are expected to improve primarily due to anticipated increases in merchandising margins and the absence of the lease accounting correction recorded in the fourth quarter of last year. As compared to the second half of fiscal 2004, operating income is expected to increase over the prior year by 20% to 25% in the second half with net income and diluted earnings per share increasing 30% to 35% in the third quarter and 20% to 25% in the fourth quarter.

      For fiscal 2005, the Company now expects same-store sales to increase 4% to 6% and total sales to increase 9% to 11%. Operating margin is expected to grow approximately 150 basis points driven by both gross margin expansion and selling, general, and administrative expense leverage. Diluted earnings per share for 2005 are expected to increase 25% to 30% over fiscal 2004 results.

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

      The Company will host a conference call at 4:00 p.m. central time today to discuss its first quarter 2005 earnings results and outlook for fiscal 2005. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 5446577.

      The Company plans to release its 2005 second quarter sales on Thursday, August 4, 2005, at 6:30 a.m. central time. Any interested party may view the Company’s press release at www.michaels.com.

      Michaels Stores, Inc. is the world’s largest retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of May 25, 2005, the Company owns and operates 860 Michaels stores in 48 states and Canada, 165 Aaron Brothers stores, located primarily on the West Coast, nine Recollections, and four Star Wholesale operations.

      This document contains forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 29, 2005, and in our Quarterly Reports on Form 10-Q for the quarters ended May 1, 2004, July 31, 2004, and October 30, 2004. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, margin performance, and diluted earnings per share. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs; unusual weather conditions; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity cost increases, currency fluctuations, and changes in import duties; our ability to maintain the security of electronic and other confidential information; financial difficulties of any of our insurance providers, key vendors, or suppliers; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended January 29, 2005, particularly in “Critical Accounting Policies and Estimates” and “Risk Factors,” and in our other Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

— Tables Follow —

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

Michaels Stores, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	April 30,	May 1,
	2005	2004
Net sales	$821,016	$725,852
Cost of sales and occupancy expense	516,336	465,628

Gross profit	304,680	260,224
Selling, general, and administrative expense	224,470	205,701
Store pre-opening costs	2,739	2,483

Operating income	77,471	52,040
Interest expense	5,090	5,328
Other (income) and expense, net	(2,680)	(789)

Income before income taxes	75,061	47,501
Provision for income taxes	28,528	18,169

Net income	$46,533	$29,332

Earnings per common share:
Basic	$0.34	$0.21

Diluted	$0.33	$0.21

Weighted average shares outstanding:
Basic	136,018	136,562

Diluted	139,233	139,692

Dividends per common share	$0.07	$0.06

Michaels Stores, Inc.
Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	April 30,	January 29,	May 1,
Subject to reclassification	2005	2005	2004
ASSETS
Current assets:
Cash and equivalents	$558,546	$535,852	$381,352
Short-term investments	—	50,379	—
Merchandise inventories	964,177	936,395	906,655
Prepaid expenses and other	26,999	26,613	40,031
Deferred income taxes	22,027	22,032	20,990

Total current assets	1,571,749	1,571,271	1,349,028

Property and equipment, at cost	936,091	913,174	825,928
Less accumulated depreciation	(525,555)	(506,193)	(434,257)

	410,536	406,981	391,671

Goodwill	115,839	115,839	115,839
Other assets	17,434	17,569	14,850

	133,273	133,408	130,689

Total assets	$2,115,558	$2,111,660	$1,871,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$269,684	$256,266	$214,454
Accrued liabilities and other	227,053	242,682	190,040
Income taxes payable	6,155	12,992	—

Total current liabilities	502,892	511,940	404,494

9 1/4% Senior Notes due 2009	200,000	200,000	200,000
Deferred income taxes	26,848	30,355	28,241
Other long-term liabilities	79,359	72,200	38,184

Total long-term liabilities	306,207	302,555	266,425

	809,099	814,495	670,919

Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $0.10 par value, 2,000,000 shares authorized; none issued	—	—	—
Common Stock, $0.10 par value, 350,000,000 shares authorized; shares issued and outstanding of 135,293,468 at April 30, 2005, 135,726,717 at January 29, 2005, and 137,173,338 at May 1, 2004	13,529	13,573	13,717
Additional paid-in capital	420,954	451,449	503,684
Retained earnings	863,800	826,821	681,477
Accumulated other comprehensive income	8,176	5,322	1,591

Total stockholders’ equity	1,306,459	1,297,165	1,200,469

Total liabilities and stockholders’ equity	$2,115,558	$2,111,660	$1,871,388

Michaels Stores, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

Subject to reclassification	Quarter Ended
	April 30,	May 1,
	2005	2004
Operating activities:
Net income	$46,533	$29,332
Adjustments:
Depreciation	23,680	21,678
Amortization	99	98
Other	254	291
Changes in assets and liabilities:
Merchandise inventories	(27,782)	(13,732)
Prepaid expenses and other	(386)	(10,833)
Deferred income taxes and other	(3,446)	(461)
Accounts payable	13,418	41,746
Accrued liabilities and other	(12,614)	(6,660)
Income taxes payable	512	3,588
Other long-term liabilities	6,982	1,380

Net cash provided by operating activities	47,250	66,427

Investing activities:
Additions to property and equipment	(27,488)	(25,834)
Purchases of short-term investments	(226)	—
Sales of short-term investments	50,605	—
Net proceeds from sales of property and equipment	—	9

Net cash provided by (used in) investing activities	22,891	(25,825)

Financing activities:
Cash dividends paid to stockholders	(9,559)	(8,220)
Repurchase of Common Stock	(52,363)	(7,798)
Proceeds from stock options exercised	13,262	14,236
Proceeds from issuance of Common Stock and other	1,213	707

Net cash used in financing activities	(47,447)	(1,075)

Net increase (decrease) in cash and equivalents	22,694	39,527
Cash and equivalents at beginning of period	535,852	341,825

Cash and equivalents at end of period	$558,546	$381,352

Michaels Stores, Inc.
Summary of Operating Data
(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of income:

	Quarter Ended
	April 30,	May 1,
	2005	2004
Net sales	100.0%	100.0%
Cost of sales and occupancy expense	62.9	64.2

Gross profit	37.1	35.8
Selling, general, and administrative expense	27.4	28.3
Store pre-opening costs	0.3	0.3

Operating income	9.4	7.2
Interest expense	0.6	0.8
Other (income) and expense, net	(0.3)	(0.1)

Income before income taxes	9.1	6.5
Provision for income taxes	3.4	2.5

Net income	5.7%	4.0%

The following table sets forth certain of our unaudited operating data (dollar amounts in thousands):

	Quarter Ended
	April 30,	May 1,
	2005	2004
Michaels stores:
Retail stores open at beginning of period	844	804
Retail stores opened during the period	14	14
Retail stores opened (relocations) during the period	8	12
Retail stores closed during the period	(1)	—
Retail stores closed (relocations) during the period	(8)	(12)

Retail stores open at end of period	857	818

Aaron Brothers stores:
Retail stores open at beginning of period	164	158
Retail stores opened during the period	1	—

Retail stores open at end of period	165	158

Recollections stores:
Retail stores open at beginning of period	8	2
Retail stores opened during the period	1	—

Retail stores open at end of period	9	2

Star Wholesale stores:
Wholesale stores open at beginning of period	3	3
Wholesale stores opened during the period	1	—

Wholesale stores open at end of period	4	3

Total store count at end of period	1,035	981

Other operating data:
Average inventory per Michaels store (A)	$1,035	$1,026
Comparable store sales increase (B)	7.8%	5.9%

(A)	Average inventory per Michaels store calculation excludes Aaron Brothers, Recollections, and Star Wholesale stores.

(B)	Comparable store sales increase represents the increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions.